Capped Enhanced Return Dual Directional Barrier Notes Linked to the iShares® MSCI EAFE ETF Due June 2, 2027

PRODUCT CHARACTERISTICS
•	Capped Enhanced Return Potential — If the Final Underlier Value is greater than the Initial Underlier Value, at maturity, investors will receive a return equal to 200% of the Underlier Return, subject to the Maximum Upside Return of 21.40%.
•	Absolute Value Return — If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Barrier Value, at maturity, investors will receive a one-for-one positive return equal to the absolute value of the Underlier Return.
•	Principal at Risk — If the Final Underlier Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017GWD9
Underlier:	The iShares® MSCI EAFE ETF (Bloomberg symbol “EFA UP”)
Trade Date:	November 27, 2024
Issue Date:	December 3, 2024
Valuation Date:	May 27, 2027
Maturity Date:	June 2, 2027
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × the lesser of (a) Underlier Return × Participation Rate and (b) Maximum Upside Return)

•

If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Barrier Value, an amount equal to:

$1,000 + (-1 × $1,000 × Underlier Return)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Underlier Return, even though the Underlier Return is negative. In no event will this return exceed 25%.

•

If the Final Underlier Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return)

If the Final Underlier Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Participation Rate:	200% (subject to the Maximum Upside Return)
Maximum Upside Return:	21.40%
Barrier Value:	75% of the Initial Underlier Value
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value

KEY TERMS (continued)
Initial Underlier Value:	The closing value of the Underlier on the Trade Date
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324015698/dp220128_424b2-us1826efa.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $921.00 and $971.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	Your Potential Return at Maturity Is Limited.
•	Your Potential for a Positive Return from Depreciation of the Underlier Is Limited.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Underlier or Its Component Securities.
•	The Underlier and the Underlying Index Are Different.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets.
•	The Value of the Underlier Is Subject to Currency Exchange Risk.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the Underlier or to the Underlying Index Could Adversely Affect Any Payments on the Notes.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433